                           Exhibit 2.1











                            STOCK PURCHASE AGREEMENT
                                 by and between



                                 SETECH, INC.
                                  ("SELLER")


                                      and


                                   SERCO, INC.
                                    ("BUYER")

                       STOCK PURCHASE AGREEMENT


   THIS STOCK PURCHASE AGREEMENT (including the Exhibits and the Schedule (hereinafter defined) collectively, the "Agreement") dated as of October ___, 1996, is by and between SETECH, INC., formerly known as Aviation Education Systems, Inc., a Delaware corporation ("Seller") and SERCO, INC., a New Jersey corporation ("Buyer").
   WHEREAS, the Seller is the owner of all of the issued and outstanding capital stock (the "Capital Stock") of Barton ATC, Inc., a Delaware corporation ("ATC") and Barton ATC International, Inc., a Tennessee corporation ("International") (ATC and International collectively, the "Companies"), and wishes to sell, transfer and convey all of such Capital Stock to the Buyer, and the Buyer desires to acquire all of such Capital Stock of the Companies, upon and subject to the terms and conditions hereinafter set forth.
   NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements and upon the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
   I. Sale and Purchase of Capital Stock.

   A. Sale of Capital Stock.

      1. Upon the terms and subject to the conditions of this Agreement, the Seller will sell, transfer, assign and deliver to the Buyer at the Closing all of the issued and outstanding shares of Capital Stock of the Companies, and the Buyer will buy all such shares at the Closing.
      2. All stock and other transfer taxes including sales taxes and document recording fees, if any, imposed in connection with the transfer of the Capital Stock to the Buyer shall be paid by the Seller, and all applicable stock transfer tax stamps shall be provided by the Seller at the Closing.
   B. Purchase Price. Subject to adjustment as provided in Sections
1.3 and 1.4 below, and adjustment for any "Loss" as provided in
Article 12 hereof, the aggregate purchase price (the "Purchase Price") for all of the outstanding shares of Capital Stock shall equal Two Million One Hundred Fifty Thousand Dollars ($2,150,000).
   C. Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows:
      1. The Purchase Price shall be reduced if, and to the same extent that, the combined shareholders' equity of the Companies as finally determined in the Closing Date Balance Sheet (hereinafter defined) is less than One Million Five Hundred Fifty Thousand Dollars ($1,550,000).
      2. The adjustment provided in paragraph (a) above shall be calculated and determined pursuant to a combined balance sheet for the Companies prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied which eliminates all intercompany transactions (the "Closing Date Balance Sheet") and which shall be prepared by the Buyer promptly (but in no event more than fifteen (15) Business Days) following the Closing. (For purposes of this Agreement, "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day when the Federal Government offices in Washington, D.C. are not open.) The Seller shall be furnished a Closing Date Balance Sheet promptly upon its preparation by the Buyer. After receipt of the Closing Date Balance Sheet, the Seller shall have a reasonable period not to exceed fifteen (15) Business Days in which to review the Closing Date Balance Sheet. The Seller shall have full access to the financial records and other information used in the preparation of the Closing Date Balance Sheet. The determination of the Closing Date Balance Sheet and the adjustment to the Purchase Price determined under paragraph (a) of Section 1.3, as calculated by the Buyer, shall become final and be binding on the Seller, unless the Seller delivers written notice of its objection to the Closing Date Balance Sheet to the Buyer within fifteen (15) Business Days following the date of the Buyer's delivery of the Closing Date Balance Sheet to the Seller. The written notice shall set forth in detail the items and calculations objected to (individually, a "Disputed Item" and collectively, the "Disputed Items") and the factual and the technical basis for each Disputed Item, and the Buyer and the Seller will seek in good faith, for a period of fifteen (15) Business Days following delivery of the written notice, to resolve the Disputed Items. In the event such differences are not resolved during such fifteen (15) Business Day period, the Buyer and the Seller shall promptly deliver the Closing Date Balance Sheet to the Nashville, Tennessee office of KPMG Peat Marwick LLP (the "Reviewing Finn"), which firm shall be engaged for the purpose of conducting a review of the Closing Date Balance Sheet (the fees and expenses of the Reviewing Firm to be shared equally between the Buyer and the Seller), and such review shall be limited to the Disputed Items which have not been resolved by the parties. The Reviewing Firm shall issue a written report as promptly as possible, setting forth in reasonable detail its determination regarding the Disputed Items. The determination of the Reviewing Firm as to the Disputed Items concerning the Closing Date Balance Sheet and adjustment to Purchase Price shall be final and binding on the parties on the date said written report is delivered to the Seller and the Buyer and the Closing Date Balance Sheet shall become final and binding on the Buyer and the Seller on such date. Failure by the Seller to notify the Buyer of an objection to the Closing Date Balance Sheet during the time provided above shall result in it being final upon the expiration of that time period.
      3. Notwithstanding the provisions of the foregoing paragraph
(b) or of GAAP, in determining the Closing Date Balance Sheet it is hereby expressly agreed by the parties hereto that the "Fixed Assets" in the balance sheet of the Companies as are attached hereto as Schedule 1.3(c) are accepted as accurate and that no adjustment shall be made based on the value of such Fixed Assets.
   D. Payment of the Purchase Price.
      1. On the Closing Date, the Buyer shall pay to the Seller an amount in cash equal to One Million Nine Hundred Thousand Dollars ($1,900,000).
      2. On the Closing Date, the Buyer shall deliver in escrow to CoreStates Bank, N.A., as Escrow Agent, an amount in cash equal to the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "Escrow") pursuant to an Escrow Agreement of even date herewith in the form of Exhibit 1.4 (b) hereto.
      3. International presently has a contract with the Federal Aviation Administration ("FAA") (the "FAA Contract"), which has a termination date of September 30, 1998. If, and only if, on October 1, 1998, International, the Buyer or a company then controlled by, controlling or under common control with International or the Buyer (collectively, the "Contracting Entity") has an agreement in force with the FAA authorizing the Contracting Entity to operate at least thirty (30) air traffic control towers (the "1998 Agreement"), then the Buyer shall pay the Seller in cash One Million Dollars ($1,000,000) on or before October 10, 1998. If on October 1, 1998, the 1998 Agreement authorizes the Contracting Entity to operate less than thirty (30) air traffic control towers, then on or before October 10, 1998, the Buyer shall pay the Seller in cash Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($33,333.33) for each air traffic control tower (but not more than thirty (30)) which the Contracting Entity is authorized to operate under the 1998 Agreement.
      4. The sum of the amounts paid pursuant to subparagraphs (a),
(b) and (c) is hereinafter referred to as the "Aggregate Purchase
Price."
   E. Initial Purchase Price Adjustment. When the Closing Date Balance Sheet becomes final in accordance with Section 1.3(b), if there is an adjustment to the Purchase Price to be made (the "Initial Purchase Price Adjustment"), the Escrow shall be reduced by the amount of the Initial Purchase Price Adjustment (the "Adjusted Escrow") and the Escrow Agent shall, within ten (10) Business Days after receipt of notice of the Closing Date Balance Sheet becoming final and the amount of any Initial Purchase Price Adjustment, pay the Buyer out of the Escrow the amount of the Initial Purchase Price Adjustment and pay the Seller the amount of the Adjusted Escrow.
   F. The Escrow.
      1. The purpose of the Escrow provided in Section 1.4(b) shall be to serve as a convenient vehicle (but not as a limitation) for adjustments to the Purchase Price contemplated under this Agreement.
      2. In the event that the Escrow has been exhausted and Buyer has a claim for an adjustment to the Purchase Price pursuant to this Agreement (including a portion of the Initial Purchase Price Adjustment which was not paid out of the Escrow) then the Buyer may offset against any amounts remaining unpaid under Section 1.4(c). Alternatively, Buyer shall have the right as set forth in Section 1.6(a) to reimbursement for any Aggregate Purchase Price Adjustment.
   G. Method of Payment. All payments from one party to another under this Agreement shall be made by wire transfer of immediately available federal funds to an account designated in writing not less than two (2) days prior to the payment date by an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization or any other entity ("Person") designated to receive such payment.
   II.   Closing.
   A. Time and Place of Closing.
      1. The closing of the sale and purchase of the Capital Stock (the "Closing") shall take place at a date and time to be agreed upon, but no later than thirty (30) days following the satisfaction or waiver of all conditions to Closing at the offices of Seeger Potter Richardson Luxton Joselow & Brooks, L.L.P., 2121 K Street, N.W., Suite 700, Washington, D.C., or at such other time and place as the parties shall mutually agree in writing (the "Closing Date").
      2. For purposes of preparation of the Closing Date Balance Sheet, the books of the Companies shall be closed as of the close of business on the Closing Date at which time the Companies' assets and liabilities shall be computed.
   B. Action at Closing.
      1. At the Closing and as of the Closing Date, the Seller will deliver to the Buyer the written resignations of all the directors and officers of the Companies effective as of the Closing, and all minute books, stock record books and all corporate seals of the Companies and shall cause to be made immediately available to the Buyer all books of account, leases, contracts, agreements, securities, customer lists, personnel records, files and other documents, instruments and papers belonging to the Companies.
      2. At the Closing, the Seller shall deliver, free and clear of all liens, encumbrances, restrictions, claims and other charges thereon of every kind, the certificates evidencing the shares of Capital Stock to be sold by the Seller in negotiable form, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, with signature guarantees by United States commercial banks or trust companies having assets in excess of One Billion Dollars ($1,000,000,000), upon delivery by the Buyer to the Seller of the Initial Payment. The shares of Capital Stock to be delivered by the Seller at the Closing shall constitute all of the issued and outstanding shares of Capital Stock of ATC and International.
      3. At the Closing, the parties shall exchange and deliver the certificates and other evidence as to the accuracy of the representations and warranties contained herein as of the date hereof and as of the Closing Date and compliance with the covenants and agreements contained herein which are required to be delivered by such party as herein provided.
      4. At the Closing, all other documents, instruments and writings required to be delivered by a party at or prior to the Closing Date pursuant to this Agreement will be delivered to the party entitled thereto.
   III. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows:
   A. Organization, Powers and Qualification of the Companies. ATC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and International is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Neither of the Companies has any Subsidiaries (a "Subsidiary" shall mean a corporation where fifty percent (50%) or more of the voting power of such corporation is owned directly or indirectly by another corporation). Each of the Companies has all requisite corporate power and authority to own or lease its properties and assets and carry on its business as now conducted and is qualified as a foreign corporation authorized to do business and is in good standing in each jurisdiction in which either of the Companies has entered into a written contract to provide services, all of which jurisdictions are disclosed in Section 3.1 of the Schedule to this Agreement delivered by the Seller to the Buyer contemporaneously with the execution of this Agreement (the "Schedule").
   B. Capital Stock. ATC has authorized Capital Stock consisting of shares of common stock, par value $_____ per share, of which shares are issued and outstanding. International has authorized Capital Stock consisting of shares of common stock, par value $____ per share, of which _______ shares are issued and outstanding. Neither Company has issued and outstanding any other classes of equity securities. All of the issued and outstanding shares of Capital Stock of the Companies have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no (a) outstanding securities convertible into or exchangeable for the Capital Stock of either of the Companies; (b) options, warrants or other rights to purchase or subscribe for Capital Stock or any other security of either of the Companies or securities convertible into or exchangeable for Capital Stock of either of the Companies; or (c) contracts, commitments, agreements, understandings or arrangements of any kind to which either of the Companies or the Seller is a party relating to the issuance, sale or other disposition, or purchase, redemption, acquisition or voting, of any Capital Stock or other securities of either of the Companies, any such convertible or exchangeable securities or any such options, warrants or rights.
   C. Share Ownership.
      1. The Seller is the lawful owner of record of ____ shares of Capital Stock of ATC and _____ shares of Capital Stock of International consisting of all of the issued and outstanding shares of Capital Stock in the Companies, all of which are, or on the Closing Date will be, free and clear of all liens, pledges, encumbrances, restrictions, claims, options, rights of first refusal, equitable interests and other charges of every kind, with no defects of title whatsoever. Upon delivery of such shares of Capital Stock to the Buyer pursuant to this Agreement and payment of the Initial Payment therefor as contemplated in this Agreement, at the Closing the Buyer will receive good and marketable title to all of the issued and outstanding shares of Capital Stock of the Companies, free and clear of all liens, pledges, encumbrances, restrictions, claims, options, rights of first refusal, equitable interests and other charges of every kind, with no defects in title whatsoever.
      2. The Seller has the exclusive right, power and authority to vote the shares of Capital Stock of the Companies owned by the Seller.
   D. Authority and Binding Effect.
      1. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now conducted and to own and operate its assets, properties and business.
      2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and the Seller has full corporate power and authority to execute and deliver this Agreement, and carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, and no other corporate proceedings or actions on the part of the Seller is necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.
   E. Articles of Incorporation, Bylaws, Minute Books and Stock Books. True and complete copies of the current articles of incorporation and all amendments thereto and of the bylaws, as amended, of each of the Companies are attached as Exhibit 3.5 hereto. The minutes books of the Companies contain true and complete records of all meetings and consents in lieu of meetings of the boards of directors (and any committee thereof) and voting shareholders of each of the Companies and accurately reflect all transactions referred to or required to be contained in such minutes and consents in lieu of meeting, as well as those matters customarily contained in records of such type; except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the boards of directors (or any committee thereof) or of shareholders of the Companies. The stock books of the Companies contain complete and accurate records of all issuances and transfers of record of the Capital Stock of the Companies.
   F. Conflict with Other Agreements, Approvals. With respect to the following:
      1. the articles of incorporation or bylaws of the Seller and the Companies;
      2. any applicable law, statute, rule or regulation;
      3. any material written contract, agreement (including, without limitation, the FAA Contract, the agreement with the Department of Defense (the "DOD Contract") and any agreements with other governmental agencies (collectively with the FAA Contract and the DOD Contract, the "Government Contracts")), lease, mortgage or commitment to which either of the Companies is a party or may be bound, to which the Companies or the Seller is a party or may be bound and any other contracts relating to the Capital Stock, except as disclosed in Section 3.6 of the Schedule;
      4. any judgment order, injunction, decree or ruling of any court or governmental authority to which the Companies or the Seller is a party or subject;
the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, conflict, breach or default (or event which with notice or passage of time or both would constitute a breach or default), give to others any interest or rights, including rights of termination, cancellation or acceleration, require the consent of any other party, or result in the creation or imposition of any material lien, restriction, security interest, charge or encumbrance upon any of the properties or assets of either of the Companies or the Seller, or (ii) except for the requirements of any applicable state securities laws, require any authorization, consent, approval, exemption or other action by any court or administrative or government body which has not been obtained or will not be obtained prior to the Closing, or any notice to or filing with any court or administrative or governmental body which has not been given or done. At or prior to the Closing, the Seller will deliver to the Buyer copies of all consents received by the Companies or the Seller with respect to any Contract requiring consent pursuant to this Section. In the event of a breach of this Section 3.6 by the Seller or the Companies, Buyer specifically waives any and all right to claim acquisition and due diligence costs incurred prior to the Closing Date.
   G. Transfer Claims. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any Capital Stock (including shares, offers, options, warrants, or debt convertible into shares, options or warrants) of the Companies, or any corporation which has been merged into the Companies or any Subsidiary of the Companies, has given or will give rise to any valid claim or action by any Person which is enforceable against any of the Companies, or the Seller (to the extent it affects their ability to transfer the Capital Stock to the Buyer free of encumbrances) or Buyer.
   H. Books and Records. The books and records of the Companies completely and accurately reflect in all material respects all transactions to which the Companies are a party or by which their respective assets are subject or bound, and such books and records have been properly kept and maintained.
   I. Compliance with Law.
      1. The Companies and their use and occupancy of their assets, wherever located, are and have been in compliance with and have not (by virtue of any action, omission to act, contract to which any of them are parties, or any occurrence or state of facts whatsoever) been and are not in material violation of any applicable federal, state, local or other governmental laws or ordinances, foreign or domestic, or any order, rule or regulation of any federal, state, local or other governmental agency or body, foreign or domestic (including, without limitation, all environmental, energy, federal aviation, safety, health, zoning, anti-discrimination, antitrust, wage and hour and price and wage control laws, ordinances, orders, rules or regulations); and, neither of the Companies nor the Seller has received any claim or notice of violation with respect thereto. The Seller does not have any basis to expect, nor has the Seller received any actual or threatened order, notice or other communication from (i) any governmental body, agency or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of the Assets (hereinafter defined), of any actual or potential violation or failure to comply with any environmental law, or if any actual or threatened obligation to undertake or bear the cost of any investigation, corrective action, remediation, cleanup, removal, containment with respect to any of the Assets in which Seller currently or has previously had an interest, or with respect to any property or Assets at which Hazardous Substances (hereinafter defined) were generated, manufactured, refined, transferred, imported, used, or processed by the Seller, or any other person for whose conduct they are or may be held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
   2. Each of the Companies or the Seller has obtained or filed all notices which are required to be obtained or filed by any of the Companies or the Seller for the operation of the business of the Companies under federal, state and local laws including, but not limited to, those relating to federal aviation and to pollution or protection of the environment.
   3. Each of the Companies and the Seller is in compliance in all material respects with all terms and conditions of any required permits, licenses, contracts and authorizations which may have been awarded or issued to them.
      4. Each of the Companies and the Seller is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered into, promulgated, or approved thereunder.
      5. No Hazardous Substances are present or stored on the property or plants of the Companies except as set forth in Section 3.9(e) of the Schedule. The properties and plants do not contain asbestos or polychlorinated biphenyls in any form. The properties and plants have not and do not currently have above- or underground storage tanks or lines of any type. There are no surnps, impoundments or related storage devices or conveyances on the properties or plants that hold or have held Hazardous Substances.
      6. None of the buildings or improvements owned or utilized by the Companies is constructed of, or contains as a component part thereof, any material which, either in its present form, or as such material may reasonably.be expected to change through aging and nominal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, a pollutant, contaminant, or hazardous or toxic material or waste or is otherwise injurious or hazardous to the health of persons who may from time to time be in or about such buildings or improvements ("Hazardous Substances").
      7. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with environmental laws, or which may give rise to any common-law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substances with respect to any of the Companies or its businesses.
      8. The Companies and the Seller have fully complied with all applicable requirements of the Federal Aviation Act of 1958, as amended, and as revised and codified in 1994 under the name "Revision of Title 49, Transportation, United States Code," and regulations promulgated pursuant thereto (the "FAA Requirements"), the requirements imposed by statute and regulation upon persons contracting with the Department of Defense (the "DOD Requirements") and the requirements imposed upon persons contracting with other governmental agencies (collectively with the FAA Requirements and the DOD Requirements, the "Governmental Requirements"). There is no pending or to the knowledge of either of the Companies or the Seller, threatened investigation or regulatory action by the FAA, DOD or any government agency affecting or involving either of the Companies or the Seller.
      9. Each of the Companies is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health. There is no unfair labor practice,.charge or complaint or any other matter against or involving either of the Companies pending or, to the knowledge of either of the Companies or the Seller, threatened, before the National Labor Relations Board or any court of law.
      10. Except as disclosed in Section 3.090) of the Schedule, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of either of the Companies or the Seller, threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Companies and, to the knowledge of the Seller, no basis for any claim in connection therewith exists.
      11. Except as disclosed in Section 3.09(k) of the Schedule, there have been no governmental audits of the equal employment opportunity practices of any of the Companies.
   J. OSHA; Governmental Requirements and Other Filings. The Seller has previously delivered or made available to the Buyer all reports and filings made or filed by either of the Companies or the Seller (in the case of the Governmental Requirements) pursuant to the Occupational Safety and Health Act, Resource Conservation and Recovery Act and Executive Order 11246 (relating to equal employment opportunity), the Governmental Requirements or similar state and local laws, regulations and orders.
   K. Financial Statements. Attached as Exhibit 3.11 (a) hereto are true and complete copies of the balance sheets of BARTON ATC, Inc. and BARTON ATC International, Inc. as of June 30, 1996, and the related statements of operations, stockholders equity and cash flows for the year then ended (the "1996 Financial Statements"). The notes to the financial statements are an integral part thereof. These financial statements have been audited by Dempsey, Wilson & Co., P.C., Certified Public Accountants. Such financial statements present fairly the financial position of the respective companies as of June 30, 1996, and the results of their operations and their cash flows for the year then ended, in accordance with GAAP, consistently applied (except for the effects of any change in accounting principles disclosed therein).
   L. Liabilities and Obligations.
      1. The Companies do not have any liabilities or obligations (whether direct or indirect, matured or unmatured, contingent or otherwise) of any nature, except (i) liabilities and obligations disclosed in the 1996 Financial Statements, (ii) liabilities and obligations not specifically reflected, reserved against or given effect to in the 1996 Financial Statements which are disclosed specifically in Section 3.12(a) of the Schedule, (iii) liabilities and obligations incurred in the ordinary course of business of the Companies between June 30, 1996 (the "Balance Sheet Date" and the date hereof, and (Iv) liabilities and obligations fully covered by insurance except for deductible amounts of the policies as set forth in Section 3.20 of the Schedule.
      2. The Companies do not have any liability or obligation (whether direct or indirect) to make any charitable or political contribution, whether in cash or other property.
   M. Absence of Adverse Changes or Events. Since the Balance Sheet
Date,
      1. there has been no material adverse change in the Assets (as hereinafter defined), financial condition, results of operations, performance, business or prospects of either of the Companies ("Material Adverse Change"), or in the ability of the Companies to conduct their business as now conducted;
      2. the Companies have been operated only in the ordinary
course of business;
      3. neither of the Companies has failed to manage their working capital, including cash, receivables, prepaid expenses, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including paying outstanding obligations, trade accounts and other indebtedness as and in the order in which they become due;
      4. neither of the Companies has failed to maintain all of the properties used or useful in the business of the Companies in the Companies' customary repair, order and condition, reasonable wear and tear excepted;
      5. neither of the Companies has created any new Plans or amended any Plan, as defined in Section 3.23, accrued or paid to officers or directors any unaccrued bonus, profit sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation; increased the salary or other compensation level of any officer or director; entered into any employment contract; or given any general compensation increase to employees, except normal "step" pay increases;
      6. neither of the Companies has issued any substitute stock certificate to replace any stock certificate which was lost or otherwise irretrievable;
      7. neither of the Companies has sold or disposed of any of their Assets; (h) neither of the Companies has made any loan or advance to any Person or become committed to do so;
      8. neither of the Companies has made any loan or advance to any Person or become committed to do so;
      9. neither of the Companies has subjected any Asset to a mortgage or other lien, or committed to do so, except liens of current income, gross receipts, gains, sales, use, employment, franchise, license, school, payroll, profits, property, ad valorem, excise or other taxes, estimated, import duties, fees, stamps, taxes and assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any additional charges, interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, or any charges, interest or penalties imposed by any taxing authority as the result of the failure to file any return ("Taxes") not yet due and payable, or mechanic's or materialmen's liens; or
   10. neither of the Companies has (i) without adequate consideration released or waived any claims or rights, canceled any debts or discharged any liens; or (ii) paid any obligations other than those for liabilities shown on the 1996 Financial Statements and those incurred since the Balance Sheet Date in the ordinary course of business.
   N. Certain Tax Matters.
      1. All returns and reports (including without limitation, information returns and reports) ("Tax Returns") relating to any Taxes which are required to be filed by or with respect to either of the Companies for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes which have become due pursuant to such returns have been or will be fully paid prior to the Closing. Except as disclosed in
Section 3.14(a) of the Schedule, no deficiency in the payment of Taxes by the Seller or the Companies for any period has been asserted against the Seller or the Companies, by any taxing authority and remains unsettled at the date of this Agreement. There is not in force any extension of time with respect to the date on which any Tax Return with respect to either of the Companies is due to be or has been filed, or any waivers or agreements by or with respect to either of the Companies of or for an extension of time for the assessment or payment of any Tax. There are no pending, or to the knowledge of either of the Companies or the Seller, threatened examinations of Tax Returns previously filed or Tax claims asserted against either of the Companies or any other company that joined in the filing of a consolidated return with either of the Companies, or their respective properties. There are no Tax liens on any of the properties or assets of either of the Companies, except for liens for current Taxes not yet due and payable and to the knowledge of either of the Companies or the Seller, no such liens are pending or threatened. The Tax Returns of the Companies and the Seller have been audited or closed by applicable statutes of limitations and satisfied for all fiscal years prior to and including the fiscal year ended June 30, 1994. All of the Tax Returns have been previously delivered or made available to the Buyer. Neither of the Companies has filed any consents pursuant to the Internal Revenue Code of 1986, as amended (the "Code"). Neither of the Companies, nor any predecessor in interest of either of them, has filed, or may be deemed to have filed, any election under Section 338 of the Code. No assets of either of the Companies or of any "Related Person," as that term is defined in Section 144(a)(3) of the Code, whether owned or leased pursuant to a capital lease, have, since January 1, 1984, been financed by private activity bonds within the meaning of Section 141 of the Code (or industrial development bonds within the meaning of Section 103(b) of the 1954 Code), and neither of the Companies nor any Related Person is a "principal user," as that term is used in the context of Section 144(a) of the Code of any building which has been so financed. Neither of the Companies has made any payment which constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, no payment by either of the Companies required to be made under any contract presently in existence or entered into on or prior to Closing will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code. Any Tax Returns arising from periods prior to and including the Closing Date shall be the property of Seller.
      2. A tax basis fixed asset list (the "List") has been prepared and maintained by the Companies in the ordinary course of business record keeping for purposes of preparing federal and applicable state income Tax returns. The List, set forth in Section 3.14(b) of the Schedule, has been delivered to the Buyer. The List completely sets forth, as of the year end of the taxable year preceding the Closing Date, with respect to the depreciable or amortizable assets of the Companies: (i) the assets' adjusted basis as used by the Companies in the preparation of their federal income Tax returns (and any difference in such basis and the basis for state income Tax returns); (ii) the original Tax costs used by the Companies to determine the adjusted basis of the assets; and (iii) the Tax depreciation or amortization deduction taken by the Companies in arriving at the assets' adjusted basis.
   O. Dividends and Stock Purchases. Since the Balance Sheet Date, neither of the Companies has repurchased or redeemed any of its stock, and neither of the Companies has declared, set aside, or made payment of any dividend or distribution of assets to the holders of its stock.
   P. Assets.
      1. Section 3.16(a) of the Schedule sets forth a complete and accurate list and description of all the real and personal property that the Companies own or lease, have agreed (or have an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease (the "Assets"), the net book value of each of which as of June 30, 1996 (on an individual item-by-item basis, using for such purpose the value of the fee simple, unencumbered title to such property) exceeds One Thousand Dollars ($1,000); provided that for purposes hereof any capitalized lease shall be valued at its net book value and any other lease shall be included in Section 3.16(a) of the Schedule only to the extent the aggregate payments required to be made thereunder exceed One Thousand Dollars ($1,000). Except as disclosed in Section 3.16(b) of the Schedule, each of the Companies is the sole owner of and has good and marketable title to the Assets, including without limitation those assets and properties reflected in the 1996 Financial Statements in the amounts and categories reflected therein, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third-party interests of any nature whatsoever. Assets are not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record or any governmental decree or order (or threatened or proposed order to the knowledge of the Seller) to be sold or taken by public authority, except (i) liens for current Taxes not yet due and payable, (ii) Assets (other than current assets) described in
Section 3.16(b) of the Schedule which have been disposed of by the Companies since the Balance Sheet Date whether or not in the ordinary course of business, to the extent that the aggregate net book value of such Assets so disposed of exceeds One Thousand Dollars ($1,000); (iii) such secured indebtedness as is disclosed in Section 3.16(b) of the Schedule, and (iv) such imperfections of title, easements and other minor encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the Assets subject thereto. All Assets of the Companies are in the possession or control of the Companies, and no other person is entitled to possession of any of such Assets.
      2. The fixed assets comprising a part of the Assets are in good operating condition and repair, ordinary wear and tear excepted, are sufficient and adequate to carry on the Companies' business as presently conducted and meet all applicable contractual or federal, state and local governmental statutory, regulatory and other requirements.
      3. All Assets owned by either of the Companies which are subject to title registration or recording are properly registered or recorded in the name of their owners, and no title registration or recording fees or taxes remain unpaid.
   Q. Contracts. A list of all written and a detailed description of all oral contracts, agreements (including the Government Contracts), leases, mortgages and commitments to which either of the Companies is a party or may be bound ("Contracts"), except contracts that involve payments in the aggregate of less than One Thousand Dollars ($1,000) per year or that can be terminated by either of the Companies without penalty within thirty (30) days after written notice, is set forth in Section 3.17 of the Schedule and true copies of the Contracts listed in Section 3.17 of the Schedule have been delivered to the Buyer. All Contracts required to be listed in Section 3.17 of the Schedule are valid and in full force and effect on the date hereof, and neither the Companies nor the Seller, to the knowledge of either of the Companies or the Seller, nor any other parties have violated any material provision of, or committed or failed to perform any act, which with notice, lapse of time or both, would constitute a material default under the provisions of any such Contract. Except as disclosed on Section
3.17 of the Schedule, to the knowledge of the Companies or the Seller, no party has any intention to terminate any Contract. Except as disclosed on Section 3.17 of the Schedule, neither of the Companies has any outstanding contract, written or oral, with any officer or director, or with any employee, agent, consultant, advisor, representative, dealer, contractor or broker that is not cancelable on notice of not longer than thirty (30) days and without liability, penalty or premium of any kind, or any agreement or arrangement providing for the payment of any bonus or commission based on earnings; neither of the Companies has (i) any outstanding loan or loan commitment to any Person or (ii) any line of credit or subordination agreement; there are no contracts or agreements of either of the Companies with any director, officer or shareholders of the Companies or the Seller or with any relative of any such Person or with any company or other organization in which any director, officer, or shareholder of either of the Companies or the Seller or relative of any such Person, has, to the knowledge of either of the Companies or the Seller, a direct or indirect financial interest (excluding for such purposes the ownership of less than one percent (1%) of the outstanding equity of any publicly-traded corporation of which such Person is neither an officer nor a director); and neither of the Companies is subject to any contract or agreement containing covenants limiting the freedom of any of the Companies to compete in either line of business in any geographic area.
   R. Receivables.
      1. All accounts receivable whether payable by written or oral agreement or otherwise ("Accounts Receivable") of the Companies owing by any director, officer or shareholder of any of the Companies or any relative of any such Person and Accounts Receivable in excess of One Thousand Dollars ($1,000) owing by any employee (whether or not reflected on the Financial Statements) have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.
      2. All Accounts Receivable of any of the Companies which will be reflected on the Closing Date Balance Sheet (i) will be valid, existing and fully collectible (subject to any reserve on the Closing Date Balance Sheet) within ninety (90) days following the Closing Date without resorting to legal proceedings or collection agencies, (ii) will represent monies due for amounts due under Contracts, or for services rendered, goods sold and delivered in the ordinary course of business, and (iii) will not be subject to any refunds or adjustment or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Since 1990, neither of the Companies has ever factored any of its Accounts Receivable.
   S. Limitation. Except as disclosed in Section 3.19 of the Schedule, no claim, action, suit, arbitration, inquiry, examination, audit, investigation (including, to the knowledge of either of the Companies or the Seller, Grand Jury investigations), indictment, formation or other proceeding is pending or, to the knowledge of the Companies or the Seller, threatened against either of the Companies, any of the Assets, or the business of either of the Companies or the transactions contemplated hereby, or to which either of the Companies is a party before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator," and neither of the Companies is subject to any unsatisfied judgment or outstanding court order. Section 3.19 of the Schedule indicates which of such litigation matters are being defended by an insurance carrier, which list is current as of the date which is three (3) Business Days prior to the date hereof or to the Closing Date, as appropriate. No present or former officer or director of the Companies has or will have any claim for indemnification from the Companies related to any act or omission prior to the Closing by such present or former officer or director.
   T. Insurance. Section 3.20 of the Schedule lists completely and accurately all policies or binders of insurance held by or on behalf of the Companies and all outstanding claims under those policies or binders. Except as set forth in Section 3.20 of the Schedule, all such policies or binders of insurance are in full force and effect and none of the Companies has received any notice of any pending or threatened cancellation or any material premium increase (retroactive or otherwise), and the Companies are in compliance with all material conditions contained therein. There are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability, and there exists no claim under such insurance that has not been properly filed by the Companies.
   U. Labor Matters. There are no Collective Bargaining Agreements to which either of the Companies is bound at the date of Closing. Seller is aware that labor organizing activities are currently in progress at the Rickenbacker site and may be in progress at any or all of Seller's other sites.
   V. Contracts for Personal Services. Except as disclosed in
Section 3.22 of the Schedule, neither of the Companies is a party to or bound by any material Contract with any Person for or related to personal services rendered or to be rendered by any Person to the Companies.
   W. Employee Benefit Plans and Arrangements.
      1.a. Section 3.23(a) of the Schedule sets forth a true and complete list of each Plan that either of the Companies currently maintains or has in effect or as to which it is required to make contributions. The term "Plan" shall mean any "Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any stock purchase, stock option, performance, bonus, incentive, or savings plan, any voluntary employee beneficiary association, or any other obligation, arrangement or practice, whether or not a plan under
Section 3(3) of ERISA, to provide benefits, other than a salary, as compensation for services rendered. All of the Plans are currently in effect.
      b. Section 3.23(a)(ii) of the Schedule identifies all Plans which are pension plans, as defined in Section 3(2) of ERISA.
      c. The assets of the Plans which are intended to be qualified are held in trusts established under the Plans. True, complete and accurate copies of all written Plans referred to in Section 3.23(a) of the Schedule (including all applicable documents governing obligations, trust agreements, summary plan descriptions, annuity contracts, determination letters, the most recently available annual reports, valuation or actuarial reports, and Internal Revenue Service Form 5500s (or 5500-C or 5500-R) for any year requested by Buyer relating to any Plan) have heretofore been delivered to Buyer. Since the date such documents were made available to Buyer, no plan amendments have been adopted nor will any such amendments be adopted prior to the Closing Date, except as Buyer reasonably may request to assist in the transition of the Plans to Buyer's control upon the consummation of the Closing.
   2. Except as disclosed in Section 3.23(b) of the Schedule, (i) in terms of their structure and operation and in all other respects, all Plans and related and all reports filed with respect thereto in all material respects conform to and are being administered in compliance with all applicable laws, including, without limitation, the requirements of ERISA and the Code; (ii) each of the Plans and their related trusts is (or, if terminated, has been) "qualified" within the meaning of Section 401(a) and
Section 501 of the Code and each trust which is intended to be exempt from taxation under Section 501 (a) of the Code is so exempt, and each such Plan has received a favorable determination from the Internal Revenue Service that such Plan is so qualified and that each such trust is so exempt, and each such Plan and trust has been operated in such manner as to preserve such qualification and such qualification remains in effect; (iii) none of the Plans or related trusts has incurred any accumulated funding deficiency as defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived and regardless of the reason arising; (iv) there are not now, nor have there been within the last five (5) years, any transactions involving or related to any Plan or any trust created thereunder which are prohibited under Part IV of ERISA or Section 4975 of the Code nor is there any transaction in connection with any Plan whereby either of the Companies could be subject to a civil penalty assessed pursuant to Section 502 of ERISA; (v) there are no pending or, to the knowledge of either of the Companies or the Seller, threatened claims by or on behalf of such Plans or related trusts or by any participant or beneficiary thereunder with respect to any of the Plans, including, without limitation, any claim alleging a breach or breaches of fiduciary duties on the part of the Companies, the Companies' officers, directors, employees or any other fiduciary (as defined in Section 3(21) of ERISA) with respect to any Plan maintained by the Companies under ERISA or any other law, nor, to the knowledge of either of the Companies or the Seller, is there any basis for such a claim except for benefits to participants or beneficiaries in accordance with the terms of the Plans; (vi) none of the Plans has been terminated or partially terminated nor have the contributions to any such Plans been discontinued, within the meaning of Section 411 of the Code, nor have there been any events with regard to such Plans or their related funding instruments which might constitute grounds for such a termination, partial termination or discontinuance of contributions; (vii) no such Plan or related trust owns any notes or securities issued by, or owns or leases any property of, to or from, the Companies or the Seller or any officer, director, controlling shareholder or affiliate of any of them, nor is there any agreement or commitment to do so in the future; (viii) each of the Companies has in all material respects complied with all of their respective obligations with respect to all Plans, including the payment of all contributions required or due to be paid, the satisfaction of all reporting requirements to federal, state and local governments and governmental agencies and to all Plan participants and beneficiaries, and the payment or accrual of all expenses for all periods, including the period between the end of the previous Plan year and the Closing Date; and
(ix) the levels of insurance reserves and accrued liabilities with regard to all the Plans are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.
      3. Except as disclosed in Section 3.23(b) of the Schedule,
(i) neither of the Companies, nor any trade or business under common control with either of the Companies (within the meaning of
Section 414(c) of the Code) has contributed to any pension plan which is a multiemployer plan, as defined in Section 3(37) of ERISA since the enactment of the Multiemployer Pension Act in 1980 and the Companies have no liability under such Act as a result of any prior acquisition by them of any entity or assets; and (ii) there is no contract or arrangement covering any officer, director or employee or former officer, director or employee of any of the Companies that would result in the payment of any amount that would not be deductible by operation of Section 280G of the Code, or, other than the Employment Agreements referred to in Section 9.8, provide separation, severance, termination or any other benefit or payment as a result of the transactions contemplated by this Agreement.
      4. No statement, either written or oral, has been made by either of the Companies to any person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to the Company or to Buyer. Except to the extent required under Section 601 of ERISA, et seq., and Section 4980B of the Code, neither Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service. The Companies have materially complied with the provisions of Section 601 of ERISA, et seq., and Section 4980B of the Code. The Companies have the right to modify and terminate each of the plans upon giving no more than thirty (30) days' notice. The consummation of the sale of the stock in the Companies will not result in payment, vesting or acceleration of any benefit under the Plans.
      5. Except as described in Section 3.23(e) of the Schedule, neither of the Companies hereto has any binding agreement, arrangement or commitment to create any additional Plan or to increase the rate of benefit accrual or contribution requirement under any of the Plans; to modify or change in any material respect, or terminate any existing Plan; or, except as required by law, to continue any Plan or any provisions thereunder for any period of time.
      6. Except as described in Section 3.23(f) of the Schedule, none of the Plans is currently under investigation, audit or review by the Department of Labor, the Internal Revenue Service or any other federal or state agency.
   X. Government Contracts. International has a contract with the FAA enabling it to operate air traffic control towers on those airports which are listed on Section 3.24 of the Schedule which fully enables International to operate its business as presently conducted, and ATC has contracts with other Governmental Agencies enabling it to operate the air traffic control towers on those airports which are listed on Section 3.24 of the Schedule which fully enables ATC to operate its business as presently conducted. The Companies have, in all material respects, operated in compliance, are not in default, and neither of the Companies nor the Seller has received any notice of any claim of default with respect to the Governmental Agencies, or any notice of any other claim or proceeding or threatened proceeding relating to a Government Contract or claimed lack of any necessary authorization, or the ability of the Companies to engage in the activities contemplated by the Government Contracts. Neither of the Companies nor the Seller, has received any notice from the FAA or other Governmental Agencies to the effect that (a) the Government Contracts will not be kept fully in force; (b) the Government Contracts will not be transferred to the Buyer or otherwise not continue so that the Buyer, upon acquisition of the Capital Stock, can conduct the business of the Companies as fully as it is now conducted, and (c) the FAA Contract will not be renewed. Where joint application for consent relating to the Government Contracts is required by the Government Agencies, the Seller will join in the joint application.
   Y. Catastrophic Loss. Since the Balance Sheet Date, the Companies have not suffered any loss or damage due to or arising out of fire, flood, explosion, hurricane or other casualty, calamity, accident or act of God that is a Material Adverse Change or will have a material adverse effect upon the Assets, financial condition, results of operations, performance, business or prospects of either of the Companies ("Material Adverse Effect").
   Z. Guarantees. Except as disclosed in Section 3.26 of the Schedule, there are no contracts or commitments by either of the Companies as guarantor of payment or performance, surety, consigner, endorser, co-maker or indemnitor in respect of the contract or commitment of any other Person or whereby, except for the endorsement of checks in the regular and ordinary course of their respective businesses, the Companies in any way are or will be liable with respect to obligations of any other Person. There are no outstanding powers of attorney granted by either of the Companies.
   AA.   Brokerage. No broker, finder or similar agent has been
employed by or on behalf of either of the Companies or the Seller and no Person with which the Companies or the Seller have had dealings or communications of any kind is entitled to a commission or other similar compensation in connection with the transactions contemplated by this Agreement.
   AB.   Officers and Directors and Certain Authorized Persons.
Section 3.28 of the Schedule sets forth a complete and accurate list of:
      1. the names of all directors of the Companies;
      2. the names of all officers of each of the Companies and a listing of the offices held by them;
      3. the names of all Persons authorized to borrow money or
incur or guarantee
 indebtedness on behalf of the Companies;
      4. all safes, vaults and safety deposit boxes maintained by or on behalf of the Companies or in which property of the Companies is held, and the names of all Persons authorized to have access thereto; and
      Persons who are authorized signatories with respect to such accounts, the capacities in which they are authorized signatories and the terms of their authorizations.
   AC.   Transactions with Affiliates. Except as disclosed in
Section 3.29 of the Schedule, as of the Closing, neither the Seller nor any director, officer or employee or representative of the Companies, nor, to the knowledge of either of the Companies or the Seller, any relative of the Seller or any such director, officer, employee or representative, i) is a party to any material Contract with the Companies, (ii) is (except as disclosed in the Financial Statements or in the ordinary course of business, for any employee or representative of the Companies, other than any employee or representative who is also a director or officer, or any relative thereof) indebted to any of the Companies, or (iii) (to the knowledge of either of the Companies or the Seller, as to any employee or representative of the Companies, other than any employee or representative who is also a director or officer, or relative thereof), has an ownership interest in any business, corporate or otherwise, that is a party to, or in any property which is the subject of, material. business arrangements or relationships of any kind with the Companies.
   AD.   Major Suppliers. Section 3.30(a) of the Schedule sets
forth a complete, true and correct list of the Companies' ten largest suppliers in terms of dollar volume during each of the years ended June 30, 1996. To the knowledge of either of the Companies or the Seller, no supplier of either of the Companies intends to terminate or materially reduce its supplier relationship with the Companies whether by reason of the transactions contemplated hereby or otherwise, where such termination or material reduction would have a Material Adverse Effect, and no supplier is otherwise involved in a dispute with any of the Companies, the outcome of which if adverse to the Companies. would have a Material Adverse Effect.
   AE.   Disclosure. No representation, warranty, undertaking or
agreement of the Seller made under this Agreement and no statement, certificate, list or other document furnished or to be furnished to the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.
   IV. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:
   A. Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full corporate power and authority to conduct its business as it is now being conducted and to own and operate its assets, properties and business.
   B. Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of the Buyer and the Buyer has full corporate authority to execute and deliver this Agreement and subject to the terms of this Agreement to carry out the transactions contemplated hereby. No other corporate proceedings on the part of the Buyer other than as contemplated by this Agreement, is necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.
   C. Agreement Binding. This Agreement constitutes the legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms.
   D. Conflict with Other Agreements, Approvals. With respect to the following:
      1. the Certificates of Incorporation or Bylaws of the Buyer;
      2. any applicable law, statute, rule or regulation;
      3. any material contract to which the Buyer is a party or is bound; or
      4. any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Buyer is a party or subject;
the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, conflict or default (or event which with notice or passage of time or both would constitute a breach or default) or require the consent of any other party or (ii) except for the requirements of applicable state securities laws, require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body (other than the authorizations or consents contemplated by this Agreement) which has not been obtained, or any notice to or filing with any court or administrative or governmental body that has not been given or made. At or prior to the Closing, the Buyer will deliver to the Seller copies of all consents received by the Buyer with respect to any contract requiring consent pursuant to this Section 4.4.
   E. Buyer's Intent. The Buyer is purchasing the Capital Stock solely for its own account and not with a view to public distribution. The Buyer agrees that it will not transfer any of the Capital Stock, except pursuant to an effective registration statement under the applicable state securities laws and the Securities Act of 1933 or in a transaction which is exempt under such applicable state securities laws and the Securities Act of 1933.
   F. Brokerage. No broker, finder or similar agent has been employed by or on behalf of the Buyer and no Person with which the Buyer has had dealings or communications of any kind is entitled to a commission or other similar compensation in connection with the transactions contemplated by this Agreement.
   G. Disclosure. No representation, warranty, undertaking or agreement of the Buyer made under this Agreement and no statement, certificate, list or other document furnished or to be furnished to the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.
   V. Conduct of Business of the Companies Prior to Closing. From and after the date hereof to the Closing Date or the date of termination of the parties' obligation to close under this Agreement, whichever first occurs, the Seller covenants to the Buyer that, except as the Seller may specifically notify the Buyer in writing, the Seller will cause the Companies to conduct and operate their respective businesses only in the ordinary course of business consistent with the Companies' past practice, not make or institute any new methods of purchase, sale, lease, management, accounting or operation except in the ordinary course of business and consistent with the prior practice of the Companies, and use their best efforts to (i) preserve intact their present business operations, (ii) keep available the services of their present officers and employees, and (iii) preserve their contractual relationships with the Governmental Agencies, suppliers, and others having business dealings with them. In the event of a violation of a provision of this Section 5 prior to the date of Closing which becomes known by Buyer prior to the date of Closing, the sole and exclusive remedy of Buyer shall be to terminate this Purchase Agreement. By way of illustration and not by way of limitation of the foregoing:
   A. Working Capital Management. The Companies shall manage their working capital, including cash, receivables, prepaid expenses, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, and paying outstanding obligations, trade accounts and other indebtedness as and in the order in which they come due.
   B. Adverse Changes. The Companies will not take or omit to take any action which action or omission will cause any Material Adverse Change, or waive any statute of limitations so as to expand any Tax or other liability of the Companies.
   C. Maintenance of Properties, etc. The Companies will, at their own expense, maintain all of the properties used or useful in the business of the Companies in customary repair, order and condition consistent with past practice, except for reasonable wear and tear and damage by fire and unavoidable casualty.
   D. Maintain Corporate Existence. The Companies will maintain their corporate existence in good standing in their respective jurisdictions of incorporation and their due qualification in good standing in all jurisdictions in which they are so qualified.
   E. Capital Stock. The Companies will not make any change in their authorized, issued or outstanding capital stock, and will not grant any options or other rights of any kind to acquire, whether directly or contingently, any of their capital stock or any security convertible into or exchangeable for their capital stock.
   F. Dividends, Distributions and Stock Repurchases. The Companies will not declare, set aside, or pay any dividend or make any other distribution in respect of their capital stock or directly or indirectly redeem, retire, repurchase or otherwise acquire any of their shares of capital stock.
   G. Employment. Except as agreed to in writing by the Buyer, the Companies will not enter into any employment contracts with, otherwise hire or commit to hire, or terminate, any employee. Except pursuant to the express written terms of any contract entered into prior to the date hereof and disclosed in Section 5.7 of the Schedule, the Companies will not increase the rate of compensation payable or to become payable by them to, and will not enter into any new arrangements for severance or termination with, any director, officer or any other employee, and will not make any general increase in compensation or rate of compensation payable or to become payable to hourly employees or salaried employees, except where required by law. Excepted herefrom are normal "step" pay increases for employees (other than directors, officers or executive employees) made in the ordinary course of business.
   H. Compensation. The Companies will not accrue or pay to any of their officers, directors or employees any bonus, profit sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except those which shall have accrued under existing Plans and which are disclosed in Section 5.8 of the Schedule in the ordinary course of the operation of such Plans. The Companies also shall not establish, amend or terminate any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, or other Plan, policy or arrangement unless such action is taken to conform such Plan, policy or arrangement to the requirements of ERISA or the Code.
   I. Liabilities and Obligations. The Companies will not incur, assume, guarantee or otherwise become liable for any material liabilities or obligations (direct or indirect, matured or unmatured, contingent or otherwise) of any nature, or exchange, refund or revise any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate, except (a) trade payables, other current liabilities or deferred taxes incurred between the date hereof and the Closing Date that are incurred in the ordinary course of business, and (b) liabilities and obligations fully covered by insurance except for deductible amounts set forth in the policies listed in Section 5.9 of the Schedule or policies issues in replacement thereof.
   J. Capital Expenditures. Except as agreed to by the Buyer in writing, no contract or commitment of any kind relating to any material single capital expenditure by the Companies shall be entered into. Without limiting the generality of the foregoing, the Companies shall not acquire or agree to acquire the stock or any substantial portion of the assets of any business enterprise.
   K. Sale of Assets. Except as agreed to in writing by the Buyer, the Companies will not sell or dispose of any of their material assets.
   L. Leases, Contracts. Except as agreed to in writing by the Buyer, the Companies will not enter into any lease as lessor or lessee, or enter into any contract or commitment.
   M. Insurance. The Companies will either maintain in full force and effect all policies of insurance in force on the date hereof or with prior notice to the Buyer obtain equivalent satisfactory substitute insurance policies and will notify the Buyer in the event of any material increase in costs insuring against the risks, damages and losses covered by policies currently in force. If any of the assets or properties of the Companies are damaged or destroyed by fire or other casualty whether insured or uninsured, then, subject to the rights, if any, of the lessors or mortgagees thereof, the Companies will promptly proceed with the repair, restoration or replacement thereof in such manner and location as the Companies in good faith shall determine to be in the best interests of the business of the Companies.
   N. Contracts. The Companies and the Seller will not do any act or omit to do any act, or permit any act or omission, which act or omission will cause a breach of, or default in, any of the Contracts, including the Government Contracts, disclosed in Section
5.14 of the Schedule or required to be disclosed in this Agreement, and will not amend or terminate or consent to such amendment or termination of any such Contract.
   O. Books and Records: Accounting. The Companies will maintain their books and records in the ordinary course of business in accordance with GAAP, consistently applied, and will not make any change in any accounting method or principle.
   P. Loans, etc. The Companies will not make any investment (whether by acquisition of stock, capital contribution or otherwise) in, or loan or advance to, any Person or become committed so to do.
   Q. Encumbrances. The Companies will not mortgage, pledge or otherwise subject to any lien, security interest, encumbrance or charge of any nature ("Lien"), any of the Assets, or become committed to do so, or permit or suffer any of the Assets to become subject to any Lien or become committed so to do, other than Liens of current Taxes not yet due and payable or mechanic's or materialmen's Liens.
   R. Tax Returns and Taxes. Between the date hereof and the Closing Date, the Companies and the Seller will timely file all Tax Returns required to be filed and will make timely payment of all Taxes required to be paid (other than, if the Closing occurs after the fifteenth day and prior to the last day of any month, the amount of any estimated Taxes). The Companies and the Seller will not obtain extensions to file any such Tax Returns, contest the payment of any such Taxes, or settle any Tax claims against or affecting the Companies or related to the business or activities of the Companies, without the consent of the Buyer, which consent shall not unreasonably be withheld.
   S. Amendment to Articles of Incorporation and Bylaws. The Companies will not amend their Articles of Incorporation or Bylaws.
   T. Waiver or Release of Claims. The Companies will not, without adequate consideration, (i) release or waive any claims or rights,
(ii) cancel any debts or discharge any liens, or (iii) pay any obligations other than those for liabilities shown on the 1996 Financial Statements and those incurred since the Balance Sheet Date in the ordinary course of business.
   U. No Breach. Neither of the Companies nor the Seller shall do any act, omit to do any act, or permit any act within the Seller's or the Companies' control which will cause a breach of any representation, warranty or obligation contained in this Agreement or any obligations contained in any contract.
   V. Replacement Stock Certificates. The Companies shall not issue substitute stock certificates to replace certificates which have been lost, misplaced, destroyed, stolen or are otherwise irretrievable, unless an adequate bond or indemnity agreement approved by the Buyer has been duly executed and delivered.
   VI.   Updating of Schedules: Duty to Notify.
      1. Between the date hereof and the Closing Date, the Seller will promptly disclose to the Buyer in writing any information set forth in any Schedule hereto that is no longer accurate for any reason and any information of the nature of that set forth in the Schedule that arises after the date hereof and that would have been required to be included in the Schedule if such information had been obtained on the date hereof.
      2. If between the date hereof and the Closing Date, either the Seller or the Buyer determines that they or it cannot or will not close the transactions contemplated by this Agreement, they will immediately so notify the other in writing stating why the transaction will not close.
   VII. Third Party Consents. The Seller and the Buyer shall each use their reasonable best efforts to file all applications, notices and other documents, obtain all third-party consents, permits or other approvals, including those of the Governmental Agencies pursuant to the Government Contracts, that may be necessary or reasonably required of them in order to effect the transactions contemplated by this Agreement and will assist the other in every reasonable way to secure such consents, permits or other approvals as expeditiously as reasonably possible.
   VIII. Access to Business and Records; Confidential Information.
      1. Between the date hereof and the Closing Date, the Seller agrees to grant to the Buyer and its officers, employees, attorneys, accountants and agents, the right, during normal business hours and upon reasonable written notice, to inspect and copy the books, records and properties of the Companies and to consult with officers, employees, attorneys, accountants, and agents of the Companies and the Seller (at the Buyer's expense), for the purpose of investigating the business of the Companies and determining the accuracy of the representations and warranties made by the Seller. After the Closing Date, the Buyer agrees to grant to the Seller and their employees, attorneys, accountants and agents, the right for the purposes of responding to any audit or other assertion of deficiency or as otherwise required in connection with the determination of the Purchase Price (including Accounts Receivable), during normal business hours and upon reasonable written notice, to inspect and copy (at Seller's expense), the books, records, properties and inventory of the Companies and to consult with the officers, employees, attorneys, accountants and agents of the Companies, the Buyer and its affiliates (at the Seller's expense). After the Closing, the Buyer agrees to grant to the Reviewing Firm access to the books, records, properties and inventory of the Companies and the right to consult with the officers, employees, attorneys, accountants and agents of the Companies (such expense to be the cost of the Buyer) for the purpose of completing its work as the Reviewing Firm.
      2. Between the date hereof and the Closing, if any, and if there is no Closing, then thereafter, the Buyer shall keep confidential, and shall cause all of its representatives to keep confidential, any information obtained from the Companies or the Seller concerning the operation and business of the Companies other than information which is public information or which the Buyer obtained or could have obtained from a source other than the Companies or the Seller.
      3. After the Closing Date, the Seller and its representatives, and their respective heirs, estates, successors and assigns, will not keep or take any proprietary information, know-how, logos, labels, or trade secrets which constitute a part of the business and operations of the Companies or keep or take any documents or any other things embodying any such proprietary information or trade secret, and shall not use for their own purpose or advantage or publish or disclose to any third person any proprietary information or trade secret constituting a part of the business or operations of the Companies.
   IX. Conditions to Obligation of the Buyer to Consummate the Acquisition. The obligation of the Buyer to consummate the Capital Stock purchase provided for in this Agreement shall be subject to the following conditions:
   A. Representations, Warranties and Covenants of the Seller. The representations and warranties of the Seller herein contained and the information contained in the Schedules delivered on the date hereof by the Seller and any Closing documents delivered by the Seller in connection with this Agreement shall be true and correct in all material respects when made and at the Closing Date with the same effect as though made at such time except to the extent that any such representation and warranty speaks as of a specified date in which case at the Closing Date such representation and warranty shall be true and correct in all material respects as of such specified date and except to the extent waived hereunder in writing; the Seller shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate in form and substance reasonably satisfactory to the Buyer dated the Closing Date and signed by authorized officers of the Seller to all such effects.
   B. Pending Litigation. There shall not be any material litigation or proceeding pending or threatened against or affecting the Companies, the Government Contracts or the business of the Companies or to restrain or invalidate the transactions contemplated by this Agreement.
   C. Third Party Consents. The consent to or authorization or approval of, the transactions contemplated by this Agreement from each Person relating to the Contracts, including authorizations required by this Agreement shall have been obtained.
   D. Opinion of Counsel for the Seller. The Buyer shall have received an opinion dated the Closing Date of Farris, Warfield & Kanaday, counsel for the Seller, satisfactory to the Buyer in the form of Exhibit 9.4. In providing such opinion, Farris, Warfield & Kanaday may rely on the opinion(s) of other counsel reasonably satisfactory to the Buyer.
   E. Closing Documents. The Buyer shall have received such
certificates and other
Closing documentation as it shall reasonably request.
   F. Environmental Matters. The Buyer shall have received Phase I Environmental Audits at its own expense and such other environmental assurances that it may require showing that the Assets are in compliance with all environmental laws and do not contain any Hazardous Substances.
   G. Cooperation and Non-Compete Agreement. The Seller shall have executed the Continuing Cooperation, Assistance and Non-Compete Agreement in the form attached hereto as Exhibit 9.7.
   H. Employment Agreements. The employees listed on Exhibit 9.8, as it may be supplemented following the execution of this Agreement by a written document signed by the Seller and the Buyer, shall have executed an Employment Agreement substantially in the form attached hereto as Exhibit 9.8.
   I. Record Searches. The record searches made by or on behalf of the Buyer on or before the Closing Date shall not have indicated the existence of any material litigation, claim, lien, mortgage, encumbrance or judgment against any of the Companies or any of their material Assets, except as permitted by this Agreement; or, if any such litigation, claim, lien, mortgage, encumbrance or judgment has been indicated, the Seller shall have provided evidence satisfactory to the Buyer of the removal, prior to the Closing, of any such litigation, claim, lien, mortgage, encumbrance or judgment.
   J. Government Contracts. The Buyer shall have received evidence satisfactory to it that the Government Agencies will consent to the acquisition of the Companies by the Buyer pursuant to this Agreement and that the Companies' ability to bid for new, extended or expanded agreements with the Government Agencies will not be adversely affected by the acquisition of the Companies by the Buyer.
   K. Serco Board Approval. The purchase of all of the issued and outstanding shares of Capital Stock of the Companies shall have been approved by the Board of Directors of the Buyer.
   L. Absence of Material Adverse Change. There shall have been no Material Adverse Change with respect to the Seller or either of the Companies since the date of this Agreement or compared to the undated twelve (12) month financial projection attached hereto as
Exhibit 9.12.
   X. Conditions to Obligations of the Seller to Consummate the Acquisition. The obligation of the Seller to consummate the Capital Stock sale provided for in this Agreement shall be subject to the following conditions:
   A. Representations, Warranties and Covenants of the Buyer. The representations and warranties of the Buyer contained herein and the information contained in any Closing documents delivered by the Buyer in connection with this Agreement shall be true and correct in all material respects when made and at the Closing Date with the same effect as though made at such time except to the extent that any such representation and warranty speaks as of a specified date in which case at the Closing Date such representation and warranty shall be true and correct in all material respects as of such specified date and except to the extent waived hereunder in writing, and the Buyer shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed and complied with by it prior to or at the Closing Date, and the Buyer shall have delivered to the Seller a certificate of the Buyer in form and substance satisfactory to the Seller dated the Closing Date and signed by its authorized officers to all such effects.
   B. Pending Litigation. There shall not be any litigation or proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement.
   C. Third Party Consents. All filings, if any, required under all applicable securities laws shall have been made, the applicable waiting periods, if any, thereunder shall have expired or been terminated and the consent to or authorization of or approval of, the transactions contemplated by this Agreement from each Person relating to the Contracts, including authorizations required by this Agreement and shall have been obtained.
   D. Opinion of Counsel for the Buyer. The Seller shall have received an opinion dated the Closing Date of Seeger Potter Richardson Luxton Joselow & Brooks, L.P.P., counsel for the Buyer, satisfactory to the Seller, in the form of Exhibit 10.4. In providing such opinion, Seeger Potter Richardson Luxton Joselow & Brooks, L.L.P. may rely on the opinion(s) of other counsel reasonably satisfactory to the Sellers.
   E. Closing Documents. The Shareholders shall have received such certificates and other documentation as the Seller may reasonably request.
   XI.   Tax Matters.
   A. Short Period Income Tax Returns. The Seller will prepare and file any required Tax Returns for the Companies for the period beginning July 1, 1996 and ending on or before the Closing Date ("Short Period Return").
   B. Post-Closing Responsibility for Taxes Arising Out of the Short Period and any Prior Periods. It is the intent of the parties that the Seller be economically responsible for all income Taxes for the Short Period and all prior periods of or attributable to the Companies (whether shown on the returns therefor or resulting from subsequent audit or adjustment) by such income Taxes having been paid prior to Closing. Accordingly, if the amount of the total Tax shown on the Short Period Return, as filed or upon audit, plus any deficiency of income Tax for any period ending on or before the Closing Date resulting from audit or amended return from any such prior period, exceeds the sum of the income Taxes actually paid and the amount accrued for income Tax liabilities on the Closing Date Balance Sheet, then the Seller shall indemnify the Buyer and pay to the appropriate taxing authorities, within the time prescribed by any taxing authorities, an amount equal to the additional taxes as may be due. Seller reserves the right to contest and dispute any such taxes as are asserted to be due, so long as it fully indemnities, and holds Buyer harmless from such Taxes and no liens are asserted by any such taxing authorities.
   C. Post-Closing Tax Procedures.
      1. No amended or substituted return for or affecting the Companies for the Short Period or any earlier period shall be filed after Closing without the written consent of the Buyer; provided, however, that in determining whether to give such consent, the Buyer shall not act unreasonably.
      2. Before execution of any extensions of the statutes of limitation for or affecting the Companies for the Short Period or any earlier period, the Seller shall obtain the consent of Buyer; provided, however, that in determining whether to give such consent, the Buyer shall not act unreasonably.
      3. Buyer agrees to cooperate with Seller by providing access to any records of the Companies (as existed at Closing and are then in its possession) and which are necessary to contest any subsequent assertion of additional tax liability.
   D. Tax Sharing Matters. On or before the Closing Date, all income Tax amounts then owed by the Companies to the Seller or by the Seller to the Companies pursuant to any Tax sharing agreement or method, formal or informal, shall be paid in full.
   E. Section 338 Election. If the Buyer determines in its sole discretion that it should make an election under Section 338 of the Code that requires Seller to join in such election, Seller agrees that it will so join in such election upon request of Buyer, but expressly subject to the condition that the Buyer hereby agrees. In accordance with the procedures set forth in Section 13 hereof, to fully indemnify and hold Seller free and harmless from any adverse tax consequences resulting from such election and from any and all costs, expenses, legal fees, and accounting fees that result from such election being implemented. Should Buyer make such a 338 election, it shall notify Seller in writing of its determination to do so, and acknowledge its obligations hereunder. Any amounts due to Seller as a result of the indemnification herein given shall be paid to Seller within five (5) days of Seller's request to Buyer.
   XII.  Purchase Price Adjustments for Losses.
   A. Losses. Subject to the provisions of this Article 12, the Aggregate Purchase Price shall be reduced (such reduction to be borne by the Seller) by any and all damage (including fines, penalties, and criminal or civil judgments and settlements), loss, expenses (including reasonable attorneys' fees), liability or deficiency that results in monetary or economic loss, damage or liability to the Buyer or the Companies (other than consequential damages) and any payments required to be made to officers, directors, employees or agents under duly and lawfully enacted charter provisions or bylaws, board resolutions or undertakings, commitments or other understandings (in each case as in effect on the Closing Date) or under applicable corporate law, that results in monetary or economic loss, damage or liability to the Buyer or the Companies, including interest pursuant to Section 12.3(e) (referred to individually in this Agreement as a "Loss" or in the aggregate as "Losses") from or with respect to:
   1. any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of the Seller under this Agreement or from any misrepresentation in or omission from any Schedule or any closing certificate, with respect to matters existing on or prior to the Closing Date (other than Losses relating to income Taxes (which Losses are dealt with in 12.1 (b) below));
   2.(i) any breach of warranty regarding income Taxes as set forth in Section ___). 14, (ii) any non-fulfillment of the covenant regarding income Taxes as set forth in Section 5.18, or (iii) without regard to any representation or warranty as set forth in
Section 3.14 or the covenant as set forth in Section 5.18, any failure of Seller to perform its obligations regarding income Taxes as set forth in Section 11 hereof; and
   3. any actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, penalties, judgments, costs (including court costs) and other expenses (including, without limitation, reasonable audit and legal fees) incident to any of the foregoing.
   B. Survival of Representations, etc. All representations, warranties and covenants of the Seller set forth herein shall survive the Closing. No investigation or other examination by the Buyer or its designee or representatives shall affect the survival of the representations, warranties and covenants set forth above.
   C. Method of Asserting Claims, etc. All claims for adjustment of the Aggregate Purchase Price under this Section shall be asserted and resolved as follows:
   1. In the event that any claim or demand potentially constituting a Loss hereunder is asserted against or sought to be collected from the Buyer or any of the Companies by a &&d party (hereinafter a "Third Party Claim"), the Buyer shall in writing promptly notify the Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Seller shall have thirty (")O) days from the receipt of the Claim Notice (the "Notice Period") to notify the Buyer (i) whether or not it disputes that any or all of the Third Party Claim or demand would result in an adjustment to the Aggregate Purchase Price and (ii) whether or not it desires, at the sole cost and expense of the Seller, to defend the Buyer against such claim or demand. In the event that the Seller notifies the Buyer within the Notice Period that it desires to defend the Buyer against such claim or demand and except as hereinafter provided, Seller shall have the absolute right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Buyer desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Seller has not notified the Buyer that it disputes that all or any part of the Third Party Claim or demand would result in an adjustment to the Aggregate Purchase Price, then (a) if the Seller elects not to defend the Buyer against such claim or demand, the amount of any such claim or demand, or, (b) if such claim or demand be contested by the Seller or by the Buyer (but the Buyer shall have no obligation to contest any such claim or demand), that portion thereof as to which a court of competent jurisdiction has finally determined, from which no appeal has been taken, that such defense is unsuccessful, shall be a Loss hereunder and the Aggregate Purchase Price shall be adjusted accordingly; provided, however, that nothing hereunder shall be deemed to impair or restrict any right or remedy available to Buyer to claim for a Purchase Price adjustment with respect to such disputed Third Party Claim or demand or any portion thereof, including the right to assert that the same is a Loss hereunder.
   2. In the event the Buyer should have a claim for Loss requiring adjustment of the Aggregate Purchase Price hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Buyer or any of the Companies by a third party, the Buyer shall promptly send a Claim Notice with respect to such claim to the Seller. If the Seller does not notify the Buyer within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a Loss requiring adjustment of the Aggregate Purchase Price hereunder.
   3. Nothing herein shall be deemed to prevent the Buyer from making a claim for adjustment of the Aggregate Purchase Price hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Buyer has reasonable grounds to believe that such a claim or demand may be made.
   4. All Losses, as such term is defined in Section 12.1, shall be treated as an adjustment to the Aggregate Purchase Price exclusively as follows: (i) To the extent that the Closing Date Balance Sheet as finally determined in accordance with Section 1.3(b) exceeds One Million Five Hundred Fifty Thousand Dollars ($1,550,000) (a "Positive Balance Sheet Difference"), there shall be no adjustment to the Aggregate Purchase Price until the sum of the Losses exceeds the Positive Balance Sheet Difference; (ii) thereafter, if there are any remaining Losses in excess of the Positive Balance Sheet Difference chargeable as adjustments to the Aggregate Purchase Price, then such excess Losses shall be satisfied first against the Escrow in accordance with the provisions of Article 1, resulting in a reduction of the Escrow (as of the date of such offset) equal to the amount of the reduction of the Aggregate Purchase Price to which Buyer is entitled. When the Escrow is reduced to zero, Buyer shall next claim against amounts remaining unpaid under the Renewal Payment and thereafter the Seller shall reimburse Buyer for any remaining Losses.
   5. All adjustments to the Aggregate Purchase Price resulting from Losses whether offset against the Escrow, the Renewal Payment or otherwise payable to the Buyer, shall bear interest at ten percent (10%) per annum accruable with respect to the amount of the Loss or Losses from the date such Loss was paid by Buyer to the date of offset or payment to the Buyer.
   D. Minor Differences To Be Ignored. In determining whether an adjustment to the Aggregate Purchase Price is to be made under this
Section 12, individual differences or changes of less than One Thousand Dollars ($1,000) for each misrepresentation, breach of warranty or nonfulfillment of any covenant to be performed by the Seller (each an "Event") shall be ignored. Adjustments of greater One Thousand Dollars ($ 1,000) per Event shall be ignored until the total of such differences or changes in the cumulative, when added to those differences or changes described in Section 1.3 equal Twenty-Five Thousand Dollars ($25,000). If the total of such differences or changes for Section 1.3 and this Section 12 cumulatively exceed Twenty-Five Thousand Dollars ($25,000), then the Aggregate Purchase Price shall be adjusted to the extent the total of such differences or changes exceed Twenty-Five Thousand Dollars ($25,000).
   XIII. Indemnification by the Buyer.
   A. Indemnification. The Buyer shall reimburse and indemnity and hold the Seller
harmless against any and all damage (including fines, penalties, and c or civil judgments and settlements), loss, expenses (including reasonable attorneys' fees), liability or deficiency, that results in a monetary or economic loss, damage or liability to the Seller (other than consequential damages), and any payments required to be made to officers, directors, employees or agents under duly and lawfully enacted charter provisions or bylaws, board resolutions or other undertakings, commitments or other understandings (in each case as in effect on the Closing Date), together with interest thereon from the date such loss was incurred to the date of payment at ten percent (10%) per annum, resulting from or with respect to:
   1. any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of the Buyer under this Agreement or any Closing certificate, with respect to matters existing on or prior to the Closing Date; and
   2. any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, penalties, judgments, costs (including court costs) and other expenses (including, without limitation, reasonable audit and legal fees) incident to any of the foregoing.
   B. Survival of Representations, etc. All representations, warranties and covenants of the Buyer set forth herein shall survive the Closing.
   C. Method of Asserting Claims, etc. All claims for indemnification by the Seller against the Buyer under this Article shall be asserted and resolved as follows:
   1. In the event that any claim or demand for which the Buyer would be liable to the Seller hereunder is asserted against or sought to be collected from the Seller by a third party, the Seller shall promptly notify the Buyer of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Buyer shall have thirty (30) days from the receipt of the Claim Notice (the "Notice Period") to notify the Seller (i) whether or not it disputes the liability of the Buyer to the Seller hereunder in whole or in part with respect to such claim or demand and (ii) whether or not it desires, at the sole cost and expense of the Buyer, to defend Seller against such claim or demand. In the event that the Buyer notifies the Seller within the Notice Period that it desires to defend the Seller against such claim or demand and except as hereinafter provided, the Buyer shall have the absolute right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Seller desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Buyer elects not to defend the Seller against such claim or demand, then the amount of any such claim or demand, or, if such claim or demand is contested by the Buyer or by the Seller (but the Seller shall have no obligation to contest any such claim or demand), then that portion thereof as to which a court of competent jurisdiction has finally determined that such defense is unsuccessful, shall be a liability of the Buyer hereunder.
   2. In the event the Seller should have a claim against the Buyer hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Seller by a third party, the Seller shall promptly send a Claim Notice with respect to such claim to the Buyer. If the Buyer does not notify the Seller within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Buyer hereunder.
   3. Nothing herein shall be deemed to prevent the Seller from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or consequent claim or demand to the extent then feasible and the Seller has reasonable grounds to believe that such a claim or demand may be made.
   XIV. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:
   1. by mutual consent of the Buyer and the Seller, without
liability;
   2. by the Buyer, without liability to the Buyer, upon written notice to the Seller, given on or before November 30, 1996 if the Buyer's due diligence determines that the Companies' Assets, properties, liabilities, financial performance and financial prospects are materially unsatisfactory;
   3. by the Buyer, without liability to the Buyer, upon written notice to the Seller given at any time before the Closing Date if the representations and warranties contained in Article 3 hereof were materially incorrect when made, if the Seller has materially violated any covenants contained in this Agreement, if any of the conditions precedent set forth in Article 9 hereof have not been met due to failure of the Seller and such breach or failure is not cured within ten (I 0) Business Days of such notification of intent to terminate or if any other obligation of the Companies or the Seller contained herein and required to be performed by the Companies or the Seller on or prior to the Closing has not been performed;
   4. by the Seller, without liability to the Seller, upon written notice to the Buyer by the Seller given at any time before the Closing Date if the representations and warranties of the Buyer contained in Article 4 hereof were materially incorrect when made, if the Buyer has materially violated any covenants contained in this Agreement, or if any of the conditions precedent set forth in
Article 11 hereof have not been met due to failure of the Buyer and such breach or failure is not cured within ten (10) Business Days of such notification of intent to terminate or if any other obligation of the Buyer contained herein and required to be performed by the Buyer on or prior to Closing has not been performed;
   5. By either the Seller or the Buyer in writing, without liability, if there shall be any order, writ, injunction, or decree of any court or governmental or regulatory agency binding on the Buyer or the Seller, which prohibits or restrains the Buyer or the Seller from consummating the transactions contemplated hereby, provided that the Buyer and the Seller shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such court or governmental or regulatory authority; or
   6. By either the Seller or the Buyer, in writing, without liability, if for any reason the Closing has not occurred by November 30, 1996, and automatically on March 31, 1997.
   XV. Waiver of Terms. Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by its president or a vice president. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).
   XVI. Amendment of Agreement. This Agreement may be amended, supplemented or modified at any time only by written instrument duly executed by the Buyer and the Seller.
   XVII. Payment of Expenses. The Seller and the Buyer shall each pay their or its own expenses, including, without limitation, the expenses of its own counsel and accountants, financial advisors and brokers, incurred in connection with this Agreement and the t=actions contemplated hereby.
   XVIII. Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental and other notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.
   XIX. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
   XX. Contents of Agreement, Binding Effect, Parties in Interest,
Assignment.
   1. This Agreement (including the Schedule and Exhibits) sets forth the entire understanding of the parties with respect to the subject matter hereof and terminates the Letter of Intent dated July 17, 1996 between the Seller and the Buyer. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. There are no representations, warranties, covenants, terms or conditions, direct or indirect, relied upon by either the Buyer or the Seller other than those specifically set forth in this Agreement and the Schedule.
   2. The terms, conditions and obligations of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.
   3. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the Buyer and the Seller and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
   4. The Buyer may assign this Agreement to a new or existing corporation owned
or controlled by or under common control with it. Otherwise, without the prior written consent of the other party hereto, neither the Seller nor the Buyer may assign their rights, duties or obligations hereunder or any part thereof to any other Person.
   XXI. Headings and Gender. The article and section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.
   XXII. Notices. AH notices, consents, waivers or other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by confirmed telefax or by prepaid overnight U.S. Mail or delivery service, signature of recipient required, as follows (or to such other address or addresses as shall be set forth in a notice given in the same manner):
   If to the Seller:    SETECH, INC.
               905 Industrial Drive
               Murfreesboro, Tennessee 37130-4381
               Attn: Mr. Thomas N. Eisemnan
               Facsimile No.: (615) 782-2333

   With a required copy to:
               Farris, Warfield & Kanaday
               424 Church Street, Suite 1800
               Nashville, Tennessee 37204
               Attn: Joseph N. Barker, Esq.
               Facsimile No.: (615) 726-3185

   If to the Buyer:     SERCO, INC.
               20 East Clementon Road, Suite 102S
               Gibbsboro, New Jersey 08026
               Attn: Iestyn Williams, President
               Facsimile No.: (609) 346-8463

   With a required copy to:
               Edward H. Montgomery, President
               Serco Aviation Services, Inc.
               255 Albert Street, Suite 601
               Ottawa, Ontario, CANADA KIP 6A9
               Facsimile No.: (613) 563-4272

   With a required copy to:
               John L. Richardson, Esq.
               Seeger Potter Richardson Luxton
               Joselow & Brooks, L.L.P.
               2121 K Street, N.W., Suite 700
               Washington, D.C. 20037
               Facsimile No.: (202) 496-1212


All such notices shall be deemed to have been given on the date delivered or faxed or the day after having been given to the overnight mail or delivery service in the manner provided above.
   XXIII. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.
   XXIV. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.
   XXV. Public Announcements. No public announcement shall be made with regard to the transactions contemplated by this Agreement without the prior written consent of the other parties hereto; provided that either party may make such disclosure if advised in writing by counsel that it is legally required to do so.
   XXVI. Acquisition Proposals. Prior to Closing or termination of this Agreement, the Seller and the Companies shall not, nor shall they permit any officer, director, employee or agent of the Companies (a) to solicit, initiate or encourage submission of proposals or offers, or accept any offers, from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation, or business combination with the Companies (collectively, an "Acquisition Proposal"), or (b) to participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any other Person. The Seller shall promptly notify the Buyer of any Acquisition Proposal of which the Seller becomes aware and shall disclose to Buyer afl material information regarding such Acquisition Proposal.
   XXVII. Included Matters. Words of inclusion shall not be construed as terms of limitation herein, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.
   XXVIII. References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.
   IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement, effective on the date herein provided.


               SELLER:

               SETECH, INC.
               a Delaware corporation


               By:__________________________________
                  Thomas N. Eisenman, President


               BUYER:

               SERCO, INC.
               a New Jersey corporation


               By:________________________________
                  Edward H. Montgomery, Director